Exhibit 5.2

[Letterhead of Harry & David Operations Corp.]

October 24, 2005

Harry & David Operations Corp.

2500 South Pacific Highway

Medford, OR 97501

Re:	Exchange of $70,000,000 Senior Floating Rate Notes due 2012,
and $175,000,000 9% Senior Notes due 2013
of Harry & David Operations Corp.

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Harry and David, an Oregon corporation, (the “Company”), and have advised it in connection with the proposed offer by Harry & David Operations Corp. (“Harry & David”) to exchange (the “Exchange Offer”) up to $70,000,000 of newly issued Senior Floating Rate Notes due 2012, and up to $175,000,000 of newly issued 9% Senior Notes due 2013, registered under the Securities Act of 1933 (the “Exchange Notes”). The Exchange Notes will be guaranteed (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”) by each of the subsidiaries of Harry & David listed on Schedule I hereto, including the Company (collectively, the “Guarantors”), for an equal principal amount of the Company’s outstanding $70,000,000 of Senior Floating Rate Notes due 2012 and $175,000,000 of 9% Senior Notes due 2013 (the “Outstanding Notes”) and the guarantees of the Outstanding Notes by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Exchange Securities will be, issued pursuant to an Indenture, dated as of February 25, 2005 (“the Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A. (the “Trustee”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law I have deemed necessary.

Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Exchange Guarantee of the Company has been duly authorized by the Company and, when the Exchange Notes are issued in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Company’s Exchange Guarantee will have been duly executed and delivered by the Company.

Harry & David Operations Corp.

October 24, 2005

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the Oregon Revised Statutes of the State of Oregon. I express no opinion with respect to any other law of the State of Oregon or any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Robert E. Bluth

Schedule I

Company Name	State of Incorporation

Harry & David Holdings, Inc.	Delaware

Bear Creek Direct Marketing, Inc.	Delaware

Bear Creek Operations, Inc.	Delaware

Bear Creek Orchards, Inc.	Delaware

Harry and David	Oregon

Jackson & Perkins Company	Delaware

Jackson & Perkins Operations, Inc.	Delaware

Jackson & Perkins Wholesale, Inc.	Delaware

Bear Creek Stores, Inc.	Delaware